Exhibit 99.1

—DRAFT—

GOOGLE ANNOUNCES SECOND QUARTER 2006 RESULTS

MOUNTAIN VIEW, Calif. – July 20, 2006 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended June 30, 2006.

“Google grew at an impressive pace during a seasonally slower quarter,” said Eric Schmidt, CEO of Google. “We continue to deliver valuable new products and services to users around the world through our partnerships and investments in our business. Our strong performance results from our clear focus on increasing the quality of user experience, particularly in search and ads.”

Q2 Financial Summary

Google reported revenues of $2.46 billion for the quarter ended June 30, 2006, an increase of 77% compared to the second quarter of 2005 and an increase of 9% compared to the first quarter of 2006. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC. In the second quarter of 2006, TAC totaled $785 million, or 32% of advertising revenues.

Google reports operating income, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures are described below in the section titled “About non-GAAP financial measures” and are reconciled to the corresponding GAAP measure in the accompanying financial tables.

•	GAAP operating income for the second quarter of 2006 was $815 million, or 33% of revenues. This compares to GAAP operating income of $743 million, or 33% of revenues, in the first quarter of 2006. Non-GAAP operating income in the second quarter was $925 million, or 38% of revenues. This compares to non-GAAP operating income of $887 million, or 39% of revenues, in the first quarter.

•	GAAP net income for the second quarter was $721 million as compared to $592 million in the first quarter. Non-GAAP net income was $772 million, compared to $697 million in the first quarter.

•	GAAP EPS for the second quarter was $2.33 on 310 million diluted shares outstanding, compared to $1.95 for the first quarter, on 304 million diluted shares outstanding. Non-GAAP EPS was $2.49, compared to $2.29 in the first quarter.

•

In the second quarter of 2006, non-GAAP operating income is computed net of stock-based compensation (SBC), and non-GAAP net income and non-GAAP EPS are computed net of SBC and gains from the sale of our investment in Baidu. In the second quarter, the charge related to stock-based compensation was $109 million as compared to $115 million in the first quarter. Investment gains related to the sale of the investment in Baidu were $55 million in the second quarter. In the first quarter, we excluded $30 million in plaintiffs’ attorneys’ fees related to a legal settlement from the calculation of non-GAAP operating income, non-GAAP net income and non-GAAP EPS. Tax effects related to SBC charges, the sale of the investment in Baidu, and the plaintiffs’ attorneys’ fees have also been excluded from non-GAAP calculations. The tax benefit related to SBC was $26 million in the second quarter and $27 million in the first quarter. The tax expense related to the investment gains from the sale of the Baidu investment in the second quarter was $23 million. The tax benefit related to plaintiffs’ attorneys’ fees related to a legal settlement in the first quarter was $12 million. Reconciliations of non-GAAP measures to GAAP operating income, net income, and EPS are included at the end of this release.

Q2 Financial Highlights

Revenues - Google reported revenues of $2.46 billion for the quarter ended June 30, 2006, representing a 77% increase over second quarter 2005 revenues of $1.38 billion and a 9% increase over first quarter 2006 revenues of $2.25 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC.

Google Sites Revenues - Google-owned sites generated revenues of $1.43 billion, or 58% of total revenues. This represents a 94% increase over second quarter 2005 revenues of $737 million and a 10% increase over first quarter 2006 revenues of $1.30 billion.

Google Network Revenues - Google’s partner sites generated revenues, through AdSense programs, of $997 million, or 41% of total revenues. This is a 58% increase over network revenues of $630 million generated in the second quarter of 2005 and a 7% increase over first quarter 2006 revenues of $928 million.

International Revenues - Revenues from outside of the United States contributed 42% of total revenues, compared to 42% in the first quarter of 2006 and 39% in the second quarter of 2005. Had foreign exchange rates remained constant from the first quarter through the second quarter of 2006, our revenues would have been $26 million lower. Had foreign exchange rates remained constant from the second quarter of 2005 through the second quarter of 2006, our revenues would have been $18 million higher.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $785 million in the second quarter. This compares to TAC of $723 million in the first quarter. TAC as a percentage of advertising revenues remained flat at 32% from the first quarter to the second quarter.

Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, as well as credit card processing charges, increased to $204 million, or 8% of revenues, in the second quarter, compared to $181 million, or 8% of revenues, in the first quarter. Other cost of revenues also included stock-based compensation of $2 million in the second quarter, compared to $2 million in the first quarter of 2006.

Operating Expenses - Operating expenses, other than cost of revenues, were $652 million in the second quarter. Operating expenses included $342 million in headcount-related and facilities expenses, $107 million in stock-based compensation, and $49 million in advertising and promotional expenses, of which $24 million was related to certain distribution deals. In addition, stock-based compensation is included in operating expenses, but excluded from non-GAAP calculations.

Stock-Based Compensation – In the second quarter, the total charge related to stock-based compensation was $109 million as compared to $115 million in the first quarter.

For the full year, we expect stock-based compensation charges for grants to employees prior to July 1, 2006 to be $375 million. This does not include expenses to be recognized over the remainder of the year related to employee stock awards that are granted after July 1, 2006 or non-employee stock awards that have been or may be granted. We currently anticipate that dilution related to all equity grants to employees will be approximately 1% to 1.5% per year.

Operating Income - GAAP operating income in the second quarter was $815 million, or 33% of revenues. This compares to GAAP operating income of $743 million, or 33% of revenues, in the first quarter. GAAP operating income includes stock-based compensation in the first and second quarters and plaintiffs’ attorneys’ fees related to a legal settlement of $30 million in the first quarter. Non-GAAP operating income in the second quarter was $925 million, or 38% of revenues. This compares to non-GAAP operating income of $887 million, or 39% of revenues, in the first quarter.

Net Income – GAAP net income for the second quarter was $721 million as compared to $592 million in the first quarter. Non-GAAP net income was $772 million, compared to $697 million in the first quarter. GAAP EPS for the second quarter was $2.33 on 310 million diluted shares outstanding, compared to $1.95 for the first quarter, on 304 million diluted shares outstanding. Non-GAAP EPS for the second quarter was $2.49, compared to $2.29 in the first quarter.

Income Taxes – Our effective tax rate was 26% for the second quarter and the six months ended June 30, 2006. We currently anticipate that our effective tax rate for the full year will be at or below 30%.

Cash Flow and Capital Expenditures – Net cash provided by operating activities for the second quarter totaled $841 million as compared to $825 million for the first quarter. In the second quarter of 2006, capital expenditures were $699 million, including $319 million related to real estate purchases in Mountain View, CA. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the second quarter, free cash flow was $142 million.

We expect that the growth rate in capital expenditures in 2006 will be substantially greater than the revenue growth rate for the year. We expect the majority of investment to be focused on IT infrastructure including servers, networking equipment, and data centers, as well as real estate and campus facilities.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of June 30, 2006, cash, cash equivalents, and marketable securities were $9.82 billion. This balance reflects the net proceeds of $2.06 billion from the public offering that closed in early April as well as the impact of the cash investment of $1 billion in AOL in early April.

On a worldwide basis, Google employed 7,942 full-time employees as of June 30, 2006, up from 6,790 full time employees as of March 31, 2006.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s second quarter 2006 earnings release call will be available at http://investor.google.com/news.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM (ET) today through midnight Thursday, July 27, 2006 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 1066064.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to our plans to invest in our business, our expected stock-based compensation, the expected dilution related to equity grants to our employees, our anticipated tax rate for 2006, and our expectation that the growth rate in our capital expenditures will be substantially greater than our revenue growth rate for the year. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, risks related to our hiring patterns, the amount of stock-based compensation we issue to our service providers, the uncertain and complex nature of tax forecasting, the fact that we may have exposure to greater than expected tax liabilities, and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and

“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our report on Form 10-Q for the quarter ended March 31, 2006, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended June 30, 2006, which will be filed with the SEC in August 2006. All information provided in this release and in the attachments is as of July 20, 2006, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements presented in accordance with GAAP, we use the following measures defined by the SEC as non-GAAP financial measures: non-GAAP operating income, non-GAAP net income, non-GAAP operating margins, non-GAAP EPS and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “core business operating results,” primarily meaning our operating performance from a cash perspective. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Non-GAAP operating income and operating margin. Non-GAAP operating income is defined as operating income minus stock-based compensation and the plaintiffs’ attorneys’ fees related to a legal settlement of $30 million in the first quarter of 2006. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be a useful metric for management and investors because they exclude a one-time event (i.e. the settlement of a legal matter) that is not part of our core business operating results. By excluding these one-time events, management and investors are better able to compare our core operating results over multiple periods.

Similarly, these non-GAAP financial measures exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s core business operating results over multiple periods in a manner that is not distorted by Google’s recent adoption of FAS 123R in fiscal year 2006. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make more meaningful comparisons between Google’s core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own core business operating results over different periods of time. A limitation of using non-GAAP operating income versus operating income calculated in accordance with GAAP is that non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Management compensates for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and non-GAAP EPS. Non-GAAP net income is defined as net income minus stock-based compensation, the gains from the sale of our investment in Baidu in the second quarter of 2006 and the plaintiffs’ attorneys’ fees related to a legal settlement of $30 million in the first quarter of 2006. Non-GAAP EPS is defined as non-GAAP net income divided by weighted average shares outstanding as of June 30, 2006. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation, the gains from the sale of our investment in Baidu in the second quarter of 2006 and the plaintiffs’ attorneys’ fees related to a legal settlement of $30 million in the first quarter of 2006. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses and gains had on our operating results. A limitation of these non-GAAP financial measures is that they do not include all items that impact Google’s net income and net income per share for the period. Management compensates for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP .

Free cash flow. Free cash flow is defined as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance for the period as it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of its cash flow statement and under Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Form 10-Q.

Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jon Murchinson

650-253-4437

jonm@google.com

Note to Editors:

Video of CEO Eric Schmidt addressing the second quarter results, capital investments, Google Checkout and other topics will be available in Google’s multi media press room (www.google.com/press) and The News Market (www.thenewsmarket.com/google) at 2:30 p.m. PDT in the following formats: broadcast quality MPEG2, Quicktime and WMV.

Google Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2005	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$3,877,174	$4,015,922
Marketable securities	4,157,073	5,805,710
Accounts receivable, net of allowance	687,976	885,088
Deferred income taxes, net	49,341	55,513
Prepaid revenue share, expenses and other assets	229,507	295,874

Total current assets	9,001,071	11,058,107
Non-marketable equity securities	14,369	1,018,591
Property and equipment, net	961,749	1,799,766
Goodwill	194,900	318,597
Intangible assets, net	82,783	146,601
Deferred income taxes, net	—	34,768
Prepaid revenue share, expenses and other assets	16,941	19,576

Total assets	$10,271,813	$14,396,006

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$115,575	$179,441
Accrued compensation and benefits	198,788	150,526
Accrued expenses and other current liabilities	114,377	183,163
Accrued revenue share	215,771	272,731
Deferred revenue	73,099	83,286
Income taxes payable	27,774	108,283

Total current liabilities	745,384	977,430

Deferred revenue, long-term	10,468	15,904
Liabilities for stock option exercised early, long-term	2,083	840
Deferred income taxes, net	35,419	—
Other long-term liabilities	59,502	44,824

Stockholders’ equity:
Common stock	293	303
Additional paid-in capital	7,477,792	10,014,393
Deferred stock-based compensation	(119,015)	—
Accumulated other comprehensive income	4,019	(26,924)
Retained earnings	2,055,868	3,369,236

Total stockholders’ equity	9,418,957	13,357,008

Total liabilities and stockholders’ equity	$10,271,813	$14,396,006

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Revenues	$1,384,495	$2,455,991	$2,641,011	$4,709,746

Costs and expenses:

Cost of revenues (including stock-based compensation expense of $1,024, $2,322, $2,597, $4,606)*	598,119	989,032	1,144,900	1,893,151
Research and development (including stock-based compensation expense of $27,362, $70,564, $56,661, $143,650)*	123,134	282,552	231,845	529,151
Sales and marketing (including stock-based compensation expense of $7,522, $14,285, $14,058, $30,214)*	104,546	196,397	194,034	387,340
General and administrative (including stock-based compensation expense of $11,430, $21,978, $22,930, $45,343)*	82,998	172,638	151,764	342,033

Total costs and expenses	908,797	1,640,619	1,722,543	3,151,675

Income from operations	475,698	815,372	918,468	1,558,071
Interest income and other, net	19,722	160,805	33,408	228,724

Income before income taxes	495,420	976,177	951,876	1,786,795
Provision for income taxes	152,606	255,100	239,869	473,427

Net income	$342,814	$721,077	$712,007	$1,313,368

Net income per share - basic	$1.27	$2.39	$2.65	$4.41

Net income per share - diluted	$1.19	$2.33	$2.48	$4.28

Shares used in per share calculation - basic	270,729	301,410	268,418	297,653

Shares used in per share calculation - diluted	287,238	310,038	286,926	307,080

*	Stock-based compensation recognized in the three and six months ended June 30, 2005 have been reclassified to these expense lines to conform with the presentation in the three and six months ended June 30, 2006.

Google Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2005	2006
Operating activities
Net income	$712,007	$1,313,368
Adjustments:
Depreciation of property and equipment	103,445	206,079
Amortization of intangibles and warrants	19,677	31,300
In-process research and development	—	4,000
Stock-based compensation	96,246	223,813
Excess tax benefits from stock-based award activity	196,163	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(104,587)	(193,211)
Income taxes, net	37,270	7,297
Prepaid revenue share, expenses and other assets	(22,942)	(67,974)
Accounts payable	72,779	63,879
Accrued expenses and other liabilities	(829)	14,782
Accrued revenue share	31,064	56,984
Deferred revenue	13,948	5,073

Net cash provided by operating activities	1,154,241	1,665,390

Investing activities
Purchases of property and equipment	(299,854)	(1,043,938)
Purchases of marketable securities	(1,853,666)	(17,576,067)
Maturities and sales of marketable securities	1,361,895	15,856,478
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(29,202)	(1,192,728)

Net cash used in investing activities	(820,827)	(3,956,255)

Financing activities
Proceeds from exercise of stock options, net	13,072	97,088
Net proceeds from a stock offering	—	2,063,777
Excess tax benefits from stock-based award activity	—	258,087
Payments of principal on capital leases and equipment loans	(1,611)	—

Net cash provided by financing activities	11,461	2,418,952

Effect of exchange rate changes on cash and cash equivalents	(18,276)	10,661

Net increase in cash and cash equivalents	326,599	138,748
Cash and cash equivalents at beginning of year	426,873	3,877,174

Cash and cash equivalents at end of period	$753,472	$4,015,922

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The	following table presents certain non-GAAP results before certain material items (in thousands):

	Three months ended March 31, 2006						Three months ended June 30, 2006
	Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues	Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues
			114,664	(a)					109,149	(c)
			30,000	(b)
Income from operations	$742,699	33.0%	$144,664		$887,363	39.4%	$815,372	33.2%	$109,149		$924,521	37.6%

			114,664	(a)					109,149	(c)
			30,000	(b)					(54,850	)(d)
			(27,444	)(e)					(25,813	)(e)
			(12,342	)(e)					22,582	(e)

Net income	$592,291		$104,878		$697,169		$721,077		$51,068		$772,145

Net income per share - diluted	$1.95				$2.29		$2.33				$2.49

Shares used in per share calculation - diluted	304,123				304,123		310,038				310,038

(a)	To eliminate $114.7 million of stock-based compensation charges recorded in the first quarter of 2006.
(b)	To eliminate $30.0 million of estimated plaintiffs’ attorneys’ fees recorded in the first quarter of 2006 related to the proposed settlement of the Lane’s Gift class action lawsuit.
(c)	To eliminate $109.1 million of stock-based compensation charges recorded in the second quarter of 2006.
(d)	To eliminate $54.9 million of one-time gain from the sale of our investment in Baidu in the second quarter of 2006.
(e)	To eliminate income tax effects related to charges noted in (a), (b), (c) and (d).

Reconciliation from net cash provided by operating activities (1) to free cash flow (in thousands):

Three months ended June 30, 2006
Net cash provided by operating activities	$840,586
Less purchases of property and equipment	(699,000)

Free cash flow	$141,586

(1)	Excess tax benefits related to stock-based award activity of $180,802 were excluded from net cash provided by operating activities as a result of our adoption of SFAS 123R, “Shared-based Payment” on January 1, 2006; these amounts are now included in net cash provided by financing activities.

The following table presents our revenues, by revenue source, for the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Advertising revenues:
Google web sites	$737,172	$1,432,461	$1,394,169	$2,729,778
Google Network web sites	630,242	996,567	1,214,357	1,924,942

Total advertising revenues	1,367,414	2,429,028	2,608,526	4,654,720
Licensing and other revenues	17,081	26,963	32,485	55,026

Revenues	$1,384,495	$2,455,991	$2,641,011	$4,709,746

The following table presents our revenues, by revenue source, as a percentage of total revenues for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Advertising revenues:
Google web sites	53%	58%	53%	58%
Google Network web sites	46%	41%	46%	41%

Total advertising revenues	99%	99%	99%	99%
Licensing and other revenues	1%	1%	1%	1%

Revenues	100%	100%	100%	100%